Exhibit 10(a)

To:	Craig A. Sheldon

From:	Andrew A. Krakauer

Date:	May 8, 2015

RE:                          SEPARATION AGREEMENT AND GENERAL RELEASE

Craig:

Reference is hereby made to the letter agreement by and between you and Cantel Medical Corp. (“Cantel” or the “Company”) dated April 15, 2014 as amended (the “letter agreement”).  Capitalized terms used but not defined herein are used as defined in the letter agreement.  You are signing this Separation and General Release (this “Agreement”) on or within twenty-one (21) days after your Retirement Date (as defined below) in accordance with the terms and conditions of the letter agreement and this Agreement.

This Agreement confirms your agreed upon retirement and termination of employment with Cantel will be effective on May 8, 2015 (the “Retirement Date”).  This Agreement confirms your final pay and benefits and confirms the separation package you will receive if you sign and return the original of this Agreement to the Company in the time frame noted below except as otherwise provided in the letter agreement.

Your final pay and benefits are as follows:

•                  Base Salary; PTO. Regardless of whether you sign this Agreement, the effective date of your termination of employment is the Retirement Date specified above except as otherwise provided in this Agreement and the letter agreement.  Regardless of whether you sign this Agreement, you will be paid your accrued and unpaid base salary as well as your accrued and unused paid time off (“PTO”) (inclusive of carryover PTO of up to 10 days), if any, through such date.  You will also be entitled to the bonus and other compensation described in the letter agreement.

•                  Benefits.  Regardless of whether you sign this Agreement, following the Retirement Date you will have the option to elect to continue your medical, dental and life insurance benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for 18 months or other applicable COBRA continuation period. You will receive COBRA information from Acclaim Benefits, our COBRA Administrator, within fourteen (14) days of your last date of employment, which will include information regarding the payment of your portion of the premiums you will be required to pay for insurance benefits.  All other benefits, including, but not limited to, PTO, and holiday pay, end on your last day of employment.  Your 401(k)

benefits are governed by applicable plan documents.  See discussion below related to the payment of COBRA premiums.

•                  Restricted Stock.  Regardless of whether you sign this Agreement, all unvested restricted Cantel stock held by you on the Retirement Date will vest on the Retirement Date.

•                  You will be entitled to receive an additional bonus of $77,377.42, comprised of $8,300 per month for each full month you were employed by Cantel during the fiscal year ending July 31, 2015 and pro rata for May 2015, which will be payable to you within ten (10) calendar days following the Retirement Date.

•                  You will continue to participate in Cantel’s Annual Incentive Compensation Plan (the “STIP”), and thereby remain eligible for your annual bonus thereunder, for the fiscal year ending July 31, 2015, subject to the terms of the STIP.  Your STIP bonus will be determined on a pro rata basis, based on the number of days you are employed by Cantel during the period from August 1, 2014 through the Retirement Date, which will be paid to you at the same time that executive officers of Cantel are paid their STIP bonuses.

Following the Retirement Date you will be entitled to the severance benefits listed below (the “Severance Benefits”), subject to the terms and conditions of this Agreement and the letter agreement.  All of the Severance Benefits are subject to (i) your delivery to the Company of this Agreement, signed by you, no earlier than the Retirement Date and no later than the  twenty-first (21st) day following such Retirement Date (such twenty-first (21st) day, the “Release End Delivery Date”), (ii) the expiration of the seven (7) day period following your execution of  this Agreement (the “Rescission Period”) without rescission by you, and (iii) your compliance with all other terms and conditions of this Agreement applicable to you. The signed Agreement should be delivered to Chris Geschickter, VP, Human Resources, 150 Clove Road, 9th Floor, Little Falls, NJ 07424 or to the Company’s General Counsel.  If you execute and deliver  this Agreement to the Company and the Rescission Period expires without rescission of this Agreement by you, the fifth business day following the last day of such Rescission Period is referred to herein as the “Payment Date”; provided, however, that if the fifth business day following the 7th day after the Release End Delivery Date falls in the calendar year next succeeding the calendar year of the Retirement Date, the Payment Date will be no earlier than the first business day of such next succeeding calendar year.  You will receive a copy of the fully executed Agreement from the Company.

•                  Severance Payment.  The Company will pay you a severance payment in the gross amount of $700,000 (net of applicable taxes and withholdings) in a lump sum on the date that is six months plus one day following the Retirement Date (or the next business day thereafter).

•                  COBRA Benefits.  The Company will pay the Company portion of the premiums for COBRA continuation coverage for you under the Company’s group medical and dental plans for 18 months, beginning on your election of COBRA continuation coverage. The Company will make such payment when due commencing after the Payment Date.  In addition, on or about the last day of such 18th month, the Company will pay you a lump sum amount equal to six (6) times the amount of the monthly premium paid by the

Company for such 18th month (the “Additional Insurance Payment”). As a condition to the Company’s obligation to make the premium payments and lump sum payment, you (i) must be participating in the Company’s group medical and dental plans immediately prior to the Retirement Date; and (ii) must elect COBRA continuation coverage.  In addition, such obligations will immediately terminate if and when you become eligible through another employer for medical insurance with benefits not substantially less favorable than those under Cantel’s current medical insurance plan.

•                  D&O Insurance.  You will continue to be entitled to any rights to insurance and indemnification under any directors and officers liability insurance, including any ERISA rider (“D&O Insurance”), Certificate of Incorporation, and Bylaws, of the Company or a Related Employer (as defined below) as in effect before the Retirement Date (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period before the Retirement Date.  Additionally, any and all D&O Insurance policies obtained by Cantel or a Related Employer following the Retirement Date that are “claims made” polices will cover you to the same extent as other former officers of Cantel.  The term “Related Employer” means Cantel and any other employer that is required to be aggregated with Cantel pursuant to Section 414(b), (c), or (m) of the Internal Revenue Code, as amended.

•                  Change in Control Payment. If (i) a “Change in Control” of Cantel (as defined in the Amended and Restated Executive Severance Agreement between you and Cantel dated as of October 31, 2012 (the “2012 Severance Agreement”) occurs within six months after the Retirement Date, or (ii) a “Potential Change in Control” of Cantel (as defined in the 2012 Severance Agreement”) occurred prior to the Retirement Date and a resulting “Change in Control” of Cantel occurs within two years following the Retirement Date, then Cantel will pay you lump sum of $220,000 (plus interest, if applicable) in accordance with the terms set forth in paragraph 15 of the letter agreement.

•                  All payments, benefits and Severance Benefits made to you under this Agreement are subject to all applicable federal, state and local tax withholdings and any other withholdings required by law.

•                  By signing this Agreement, you agree that the Severance Benefits constitute adequate consideration for your release and waiver of any and all claims as set forth below.  For valuable consideration you receive from Cantel pursuant to this Agreement, you (on your own behalf and on behalf of your heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, or any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you have or may have against Cantel, any parent, subsidiary, division, or affiliate of the Company, any of  its or their past, present or future owners, present, former or subsequent insurers, agents, representatives, officers, directors, shareholders, managers, members, employees, representatives or consultants, and the current or former administrators or trustees of any pension or other benefit plan of any of them, and the successors, predecessors or assigns of each (collectively “Releasees”), including, but not limited to any claims, demands, causes of actions, administrative claims, obligations, or liabilities, arising out of, or in any manner based upon, or related to, the employment relationship between you and the Company, or any predecessor, and the termination of such employment relationship, or arising out of, or in any manner based upon, or related to, any other occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this Agreement.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against any and all claims that arise under the U.S. Constitution, the New Jersey Constitution, the New Jersey Law Against Discrimination, N. J. Rev. Stat. § 10:5-1 et seq., the New Jersey Family Leave Act,  N.J. Stat. Ann. § 34:11B-1 et seq.,  the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq., any claims under any other New Jersey or other state or local anti-discrimination, employment or human rights laws or regulations, or any other New Jersey or other state or local law, ordinance or regulation, any claims under any other state or local law, ordinance or regulation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; or arising under any other local, state or federal statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, pregnancy, genetic information, or any other protected class status, or any other legally-protected class, any claims for wages, salary, commissions, expense reimbursement, or other compensation, any claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied), any whistleblower claims under any federal, state or local law or regulation or under common law, and/or any other tort, contract or other statutory or common law cause of action, including any claims for attorneys’ fees, costs or disbursements.  You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k) profit sharing plan by virtue of your employment with the Company, (ii) any rights or claims that may arise after this Agreement is signed, (iii) the severance pay, compensation, and benefits specifically promised to you under this Agreement, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for state unemployment compensation benefits, (vi) any workers compensation benefits to which you may be entitled under applicable law, (vii) any rights under COBRA, or (viii) the right to file a charge of discrimination, harassment and/or retaliation with a governmental agency, including the Equal Employment Opportunity Commission, although you agree that you will not be able to recover any award of money, damages or other compensation or attorney’s fees if you file a charge or complaint or have a charge or complaint filed on your behalf.

•                  You will not receive any of the Severance Benefits described in this Agreement if you (i) do not sign this Agreement and return the original of this Agreement in the 21 day period specified below, or (ii) rescind this Agreement within the seven day period after signing it.

•                  This Agreement in addition to the letter agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of your retirement and the termination of your employment with the Company.

•                  No representations or warranties other than those contained in this Agreement and the letter agreement were made by either you or the Company to induce this Agreement.

•                  By your signature to this Agreement, you acknowledge and agree that you have been given a period of at least twenty one (21) calendar days to consider this Agreement prior to signing it and that you have not signed it until the twenty first (21st) calendar day after receiving it or, if you have signed it prior to the expiration of the twenty one (21) day period, you have done so knowingly and voluntarily and on the advice of your own attorney and that Cantel has in no way requested, asked or required that you sign this Agreement prior to the expiration of the twenty one (21) day period.  The parties hereto agree that any modification, material or otherwise, made to this Agreement will not restart or affect in any manner the original consideration period of at least twenty-one (21) calendar days. You are hereby advised to consult with an attorney prior to signing this Agreement. By your signature you also acknowledge and agree that Cantel has advised you to consult with an attorney of your choice prior to signing this Agreement and you have done so, or chosen not to do so, of your own accord.

•                  By signing this Agreement, you acknowledge and agree to the terms and provisions of the Confidentiality And Non-Competition Agreement dated as of January 1, 2010, between you and the Company and you acknowledge and agree that the post-termination obligations and provisions of the Confidentiality And Non-Competition Agreement shall continue in full force and effect according to the applicable terms of the Confidentiality And Non-Competition Agreement following your termination of employment with the Company.

•                  By signing this Agreement, you acknowledge and agree that you will not make any statements (written or oral) of a defamatory or disparaging nature to any third party about Cantel or any of its subsidiaries or any of its or their operations, products and/or services (excluding communications with governmental agencies, internal and external counsel, with Cantel or as otherwise may be required by law). Cantel agrees that it will not and none of its subsidiaries will make any statements (written or oral) of a defamatory or disparaging nature to any third party about you (excluding communications with governmental agencies, internal and external counsel, or as may be required by law).  Nothing in this paragraph shall restrict in any way Cantel’s or its subsidiaries’ ability to internally assess and criticize your job performance (and to communicate that criticism to Cantel’s outside auditors) or your ability to internally assess and criticize the operations and policies of Cantel and its subsidiaries (and to communicate that criticism to Cantel’s outside auditors).

•                  Nothing in this Agreement waives or otherwise limits your right to file a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) and/or with any other governmental agency or to testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other governmental agency).  However, neither the immediately preceding sentence nor any other provision in this Agreement shall constitute a waiver of any kind by Cantel (or by any of the other Releasees) of its or their right to assert the general release provided by you in this Agreement as a defense to any charge or complaint filed with the EEOC, any other government agency, any court or any other tribunal.

•                  Notification of Rights Pursuant to the Federal Age Discrimination in Employment Act, (29 U.S.C. § 621 et seq.)  You are hereby notified of your right to rescind this Agreement within seven (7) calendar days after signing this Agreement.   In order to be effective, the rescission must be in writing and delivered to Chris Geschickter, Vice President, Human Resources, 150 Clove Road, 9th Floor, Little Falls, NJ 07424, by hand or mail.  If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Mr. Geschickter, as set forth above, and sent by certified mail, return receipt requested.  It is further understood that, if you rescind this Agreement in accordance with this Paragraph, or if you decide not to sign this Agreement, the Company will have no obligation to pay or otherwise satisfy any of the Severance Benefits.

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.  As to any dispute concerning or arising out of this Agreement, each of Cantel and you hereby expressly consents to personal jurisdiction in the State of New Jersey and hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper.  To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

Craig, your signature below indicates that you have carefully read, understand and agree to all terms and provisions of this Agreement in its entirety.  It further indicates that you have had a sufficient and reasonable amount of time prior to signing this Agreement to ask questions regarding this Agreement, that you have been advised to seek legal advice, and that you have signed this Agreement as a free and voluntary act.

If you wish to receive the Severance Benefits under this Agreement, you must sign and return the original of this Agreement to Chris Geschickter in Human Resources no earlier than the

Retirement Date and no later than the twenty first (21st) calendar day following the Retirement Date. You must also abide by all other terms of this Agreement. You should keep a copy for your records.

Sincerely,

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer
CEO

ACCEPTANCE OF AGREEMENT AND SIGNATURE

By signing below, I, Craig A. Sheldon, further acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and General Release.

•                  I have read this Separation Agreement and General Release carefully.

•                  I understand, accept and agree to all of the terms of this Separation Agreement and General Release.

•                  I am knowingly and voluntarily releasing my claims as set forth in this Separation Agreement and General Release.

•                  The Severance Benefits provided to me under this Agreement are in addition to anything of value to which I may otherwise be entitled from the Company.

•                  I have not, in signing this Agreement, relied upon any representations or statements, written or oral, except for those specifically set forth in this Separation Agreement and General Release.

•                  I intend this Separation Agreement and General Release to be legally binding.

•                  I have kept a full copy of this Separation Agreement and General Release for my records.

I am signing this Separation Agreement and General Release no earlier than my last date of employment and no later than the twenty first (21st) calendar day thereafter.

May 8, 2015	/s/ Craig A. Sheldon
Date	Craig A. Sheldon